Exhibit 10.4

The Brink’s Company
Richmond, Virginia

Executive Salary Continuation Plan

Amended and Restated, effective as of December 31, 2020

Eligibility and Participation

The Brink’s Company (the “Company”) has designated certain executives as eligible to participate in The Brink’s Company Executive Salary Continuation Plan (the “Plan”), which has been amended and restated, effective as of December 31, 2020 to clarify the definition of Participant to include the Executive Officers of the Company.

Salary Continuation Benefits

Subject to certain limitations stated below, in the event a Participant dies while in the employment of the Company (including while totally disabled), and prior to termination of employment, the Company shall pay a salary continuation death benefit to the Designated Beneficiary equal to three (3) times the Participant’s Annual Salary in effect at the time of death.

If a Participant dies while totally disabled, as defined by the long term disability plan if effect at the time of death, and prior to termination of employment, his/her salary continuation benefit will be based upon his/her Annual Salary on the date the participant became disabled.

Salary continuation death benefits shall be payable in ten equal annual installments, without interest, beginning as soon as practicable after the date of death.

Beneficiaries

Benefits under this Plan are payable to the beneficiary or beneficiaries designated by the Participant by completing the proper form when the Participant enrolled in the Plan.

A Participant may change his/her Designated Beneficiary at any time by completing a new designation form provided by the Company. The new form will supersede any previous beneficiary designation on the date the new form is acknowledged by the countersignature of the Chief Executive Officer or General Counsel of the Company.

Other Information

When Participation and Benefits Terminate

Participation in this Plan will terminate on the earliest of these events:

•The date and time the Participant’s employment with the Company terminates if termination is for reason other than death or total disability;
•The date the Participant’s total disability ends (but no later than your termination of employment);
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•The date the Plan is terminated.

Obligations of the Company

In the performance and administration of this Plan, the Company shall be under no obligation to purchase any insurance policies or to invest any amounts in order to fund the salary continuation death benefits payable under this Plan.

The interest of a Participant is limited to the right to designate the beneficiary to whom payments may be made pursuant to the section of this Plan entitled Salary Continuation Benefits, and the interest of any Designated Beneficiary is limited to the right to receive payments from the Company as provided herein.

The obligation of the Company to pay the benefits provided under the Plan to a Participant’s Designated Beneficiary or estate is based on the condition that such Participant does not directly or indirectly engage in competition with the Company during the course of his/her employment with the Company.

Payments Not Transferable

No Participant or Designated Beneficiary shall have any right to commute, sell, assign, transfer or otherwise convey or encumber the rights to receive any payments under the Plan, which payments and all the rights thereto are expressly declared to be non-assignable and non-transferable.

Employment Rights

This Plan shall not be deemed to constitute a contract between the Company and any person, or to be consideration or inducement for the employment of any person by the Company. Nothing contained in the Plan shall be deemed (a) to give any person the right to be retained in the service of the Company, or (b) to interfere with the right of the Company to discharge any person at any time without regard to the effect which such discharge will have upon his/her rights or potential rights, if any, under the Plan.

Modification or Termination of the Plan

The Company may modify or terminate the Plan at any time, and shall thereafter give written notice of such effect to each Participant.

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How to File a Claim

Any Designated Beneficiary of a Participant in the Plan (the “Claimant”), or their duly authorized representative, or the participant’s estate (the “Claimant”) if no Designated Beneficiary survives the Participant, may file a written claim for a Plan benefit with the Plan Administrator.

In the event that a claim is denied, in whole or in part, a Claimant shall be furnished with notice of the decision of such denial by the Plan Administrator within 90 days after the claim has been received by the Plan Administrator. Such notice of the decision shall be in writing and shall state the specific provision(s) of the Plan on which the denial was based, any additional material or information necessary for the Claimant to perfect the claim, as well as an explanation of why such material or information is necessary, and an explanation of the claim review procedure set forth in the following paragraphs. In the event that notice of denial of a claim is not furnished within such 90 day period, the claim shall be deemed to have been denied for purposes of permitting the Claimant to appeal the decision.

Every Claimant shall have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator. Such appeal shall be made in writing by the Claimant or his/her duly authorized representative. The Claimant or his/her representative may review pertinent documents and submit issues and comments in writing. A Claimant must make a request for such review within 60 days after receipt by the Claimant of written notice of the denial of his/her claim.

A decision shall be rendered by the Plan Administrator within 60 days after the receipt of the request for review provided that, where special circumstances make a longer period for decision necessary or appropriate, a decision may be postponed on written notice to the Claimant for an additional 60 days; however, in no event shall such a decision be rendered more than 120 days after the receipt of such request for review. Any decision by the Plan Administrator shall be in writing and shall set forth the specific reason(s) for the decision and the specific plan provision(s) on which the decision is based.

If it ever becomes necessary for a Participant or a Claimant to sue the Company over the terms of the Plan, legal process may be served on the Administrative Committee, The Brink’s Company, 1801 Bayberry Court, P. O. Box 18100, Richmond, VA 23226-8100.

Definitions

The following words and phrases shall have the following meanings when used in this Plan:

Annual Salary - The annual rate of salary of an employee in effect at any time, excluding all fringe benefits including, but not limited to, life insurance premiums or imputed benefits, pension, profit sharing, bonuses, supplementary benefits ordinarily available to executives of the Company, and any awards made pursuant to any incentive plans of the Company. Amounts
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contributed by the Company to any plan of deferred compensation, including the Key Employees’ Deferred Compensation Plan (and any successor plan), are not included.

Company - The Brink’s Company, a Virginia corporation, and each of its U.S. subsidiaries.

Designated Beneficiary - The person designated by the Participant on a form provided by the Company to receive any benefits payable by the Company on account of Participant’s death. If no Designated Beneficiary survives the Participant, benefits will be payable to the Participant’s estate.

Participant – Only those executives designated for participation by the Plan Administrator. Effective December 31, 2020, each Executive Officer of the Company is a Participant, and each future Executive Officer of the Company shall become a Participant effective as of the date the Board of Directors of the Company designates the individual an Executive Officer of the Company.

Plan - The Brink’s Company Executive Salary Continuation Plan.

Plan Administrator - The Brink’s Company is the “Plan Administrator” as that term is defined by ERISA. The Company has appointed the Administrative Committee to oversee the administration of the Plan. It is the responsibility of the Administrative Committee to administer the Plan pursuant to the terms of the Plan and any plan documents or insurance contracts through which certain of these benefits may be provided.

The Plan Administrator has the absolute and exclusive authority and discretion to: interpret the terms of the Plan, including the Plan’s eligibility provisions and its provisions relating to qualification for and accrual of benefits; adopt, amend and rescind rules and regulations pertaining to its duties under the Plan; and make all other determinations necessary or advisable for the discharge of its duties under the Plan. The Plan Administrator’s decisions are final and binding on all persons seeking Plan benefits.

The Plan Administrator may be reached by contacting the Administrative Committee at the Company’s Corporate Office:

        The Brink’s Company
        1801 Bayberry Court
        P. O. Box 18100
        Richmond, VA 23226-8100
        Tel. No.: 804-289-9600
Attn: Executive Salary Continuation Plan Administrator

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